Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED
DECEMBER 31, 2007, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
MARCH 5, 2008
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	`	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, February 29, 2008
Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2007 amounted to $34,420,000 compared with $21,358,000 for the fourth quarter of 2006. Consolidated net income for the year ended December 31, 2007 was $109,161,000 compared with $92,033,000 for 2006. The 2007 figures included after-tax investment gains of $15,756,000 realized in the fourth quarter. No investment gains or losses were realized in 2006.
Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting income (loss)	$1,411	$(631)	$7,040	$5,164
Investment income	15,926	16,265	65,207	58,528
CORT furniture rental business	1,412	5,603	20,316	26,884
Precision Steel businesses	4	2	915	1,211
Other income (loss)	(89)	119	(73)	246

Realized investment gains	15,756	—	15,756	—

Consolidated net income	$34,420	$21,358	$109,161	$92,033

Per share	$4.83	$3.00	$15.33	$12.93

In the latter half of 2007, Wesco redeployed a significant portion of its cash and cash-equivalent investments by investing $802 million, net, in marketable equity securities. Marketable equity securities, stated at fair value, amounted to $1.92 billion as of December 31, 2007, as compared with $1.04 billion at December 31, 2006.
Excluding realized investment gains, consolidated after-tax earnings improved by $1.4 million for the year, but declined by $2.7 million for the fourth quarter of 2007, as compared with corresponding 2006 figures. The increased investment income of the insurance businesses for the calendar year, and the improvement in insurance underwriting results for each of the 2007 periods, were significantly offset by increased operating expenses of the furniture rental business, as the Company’s CORT Business Services Corporation subsidiary expands and redirects the marketing of its rental relocation services from targeting individuals to targeting corporate clients.
Wesco’s Form 10-K for the year ended December 31, 2007 was filed electronically today with the Securities and Exchange Commission, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K contains complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. Wesco’s 2007 printed annual report, including the letter to shareholders from Wesco’s chairman, Charles T. Munger, will be posted to Wesco’s website (www.wescofinancial.com) and mailed to shareholders, next month.
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